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Ryan Hymel, EVP and Chief Financial Officer
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Playa Hotels & Resorts N.V. Reports First Quarter 2025 Results

Fairfax, VA, May 5, 2025 – Playa Hotels & Resorts N.V. (the “Company” or “Playa”) (NASDAQ: PLYA) today announced results of operations for the three months ended March 31, 2025.
Three Months Ended March 31, 2025 Results

▪Net Income was $43.1 million compared to $54.3 million in 2024
▪Adjusted Net Income(1) was $46.7 million compared to $55.2 million in 2024
▪Net Package RevPAR increased 1.4% over 2024 to $433.20, driven by a 4.6% increase in Net Package ADR; partially offset by a 2.6 percentage point decrease in Occupancy
▪Comparable Net Package RevPAR decreased 1.7% over 2024 to $449.14, driven by a 3.3% decrease in Net Package ADR; partially offset by a 1.4 percentage point increase in Occupancy
▪Owned Resort EBITDA(1) decreased 10.0% versus 2024 to $111.7 million
▪Owned Resort EBITDA Margin(1) decreased 0.6 percentage points versus 2024 to 42.7%, inclusive of:
•a positive impact of approximately 300 basis points due to the depreciation of the Mexican Peso; and
•positive impacts of 20 basis points for the three months ended March 31, 2025 and 10 basis points for the three months ended March 31, 2024 from business interruption insurance proceeds related to disruption caused by Hurricane Fiona in the Dominican Republic in the second half of 2022
•Excluding these impacts, Owned Resort EBITDA Margin would have been 39.6%, a decrease of 3.6 percentage points compared to 2024
▪Adjusted EBITDA(1) decreased 11.9% versus 2024 to $99.9 million, inclusive of:
•a positive impact of approximately $7.9 million due to the depreciation of the Mexican Peso; and
•positive impacts of $0.4 million for the three months ended March 31, 2025 and $0.4 million for the three months ended March 31, 2024 from business interruption insurance proceeds
▪Adjusted EBITDA Margin(1) decreased 1.2 percentage points versus 2024 to 37.9%, inclusive of:
•a positive impact of approximately 300 basis points due to the depreciation of the Mexican Peso; and
•positive impacts of 20 basis points or the three months ended March 31, 2025 and 20 basis points for the three months ended March 31, 2024 from business interruption insurance proceeds
▪Comparable Adjusted EBITDA(1) decreased 5.9% versus 2024 to $85.8 million
▪Comparable Adjusted EBITDA Margin(1) decreased 1.5 percentage points versus 2024 to 37.8%

(1)    See “Definitions of Non-U.S. GAAP Measures and Operating Statistics” for a description of how we compute Adjusted Net Income/(Loss), Owned Resort EBITDA, Owned Resort EBITDA Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Comparable Adjusted EBITDA, Comparable Adjusted EBITDA Margin and other non-GAAP financial figures included in this press release, as well as reconciliations of such non-GAAP financial figures to the most directly comparable financial measures calculated in accordance with GAAP.

Financial and Operating Results

The following tables set forth information with respect to the operating results of our total portfolio and comparable portfolio for the three months ended March 31, 2025 and 2024 ($ in thousands):
Total Portfolio

	Three Months Ended March 31,
	2025	2024	Change
Occupancy	82.5%	85.1%	(2.6)	pts
Net Package ADR	$525.34	$502.12	4.6%
Net Package RevPAR	$433.20	$427.17	1.4%
Total Net Revenue (1)	$263,885	$290,512	(9.2)%
Owned Net Revenue (2)	$261,281	$286,538	(8.8)%
Owned Resort EBITDA	$111,684	$124,040	(10.0)%
Owned Resort EBITDA Margin	42.7%	43.3%	(0.6)	pts
Other corporate	$14,107	$14,122	(0.1)%
The Playa Collection Revenue	$1,449	$1,020	42.1%
Management Fee Revenue	$895	$2,534	(64.7)%
Adjusted EBITDA	$99,921	$113,472	(11.9)%
Adjusted EBITDA Margin	37.9%	39.1%	(1.2)	pts
Comparable Portfolio (3)

	Three Months Ended March 31,
	2025	2024	Change
Occupancy	85.7%	84.3%	1.4	pts
Net Package ADR	$523.83	$541.74	(3.3)%
Net Package RevPAR	$449.14	$456.94	(1.7)%
Total Net Revenue (1)	$227,226	$232,223	(2.2)%
Owned Net Revenue (2)	$224,622	$228,249	(1.6)%
Owned Resort EBITDA	$97,564	$101,763	(4.1)%
Owned Resort EBITDA Margin	43.4%	44.6%	(1.2)	pts
Other corporate	$14,107	$14,122	(0.1)%
The Playa Collection Revenue	$1,449	$1,020	42.1%
Management Fee Revenue	$895	$2,534	(64.7)%
Adjusted EBITDA	$85,801	$91,195	(5.9)%
Adjusted EBITDA Margin	37.8%	39.3%	(1.5)	pts

(1)Total Net Revenue represents revenue from the sale of all-inclusive packages, which include room accommodations, food and beverage services and entertainment activities, net of compulsory tips paid to employees, as well as revenue from other goods, services and amenities not included in the all-inclusive package. Government mandated compulsory tips in the Dominican Republic are not included in this adjustment as they are already excluded from revenue in accordance with U.S. GAAP. A description of how we compute Total Net Revenue and a reconciliation of Total Net Revenue to total revenue can be found in the section “Definitions of Non-U.S. GAAP Measures and Operating Statistics” below. Total Net Revenue also includes all Management Fee Revenue.
(2)Owned Net Revenue excludes Management Fee Revenue, other corporate revenue and The Playa Collection revenue (which is a third-party owned and operated membership program).
(3)For the three months ended March 31, 2025, our comparable portfolio excludes Jewel Paradise Cove Beach Resort & Spa, which was sold in February 2025, Jewel Palm Beach, which was sold in September 2024, the Hyatt Ziva Los Cabos and Hyatt Ziva Puerto Vallarta, which were partially closed for renovations during the three months ended March 31, 2025.

Balance Sheet

As of March 31, 2025, the Company held $265.4 million in cash and cash equivalents, with no restricted cash. Total interest-bearing debt was $1,075.3 million, comprised of our Term Loan due 2029. As of March 31, 2025, there was no balance outstanding on our $225.0 million Revolving Credit Facility. Effective April 15, 2023, we entered into two interest rate swaps to mitigate the floating interest rate risk on our Term Loan due 2029, which incurs interest based on SOFR. The interest rate swaps each have a fixed notional amount of $275.0 million and are not for trading purposes. The fixed rates paid by us on the interest rate swaps are 4.05% and 3.71%, and the variable rate received resets monthly to the one-month SOFR rate. The 4.05% interest rate swap matured on April 15, 2025 and the 3.71% interest rate swap will mature on April 15, 2026.
About the Company

Playa, through its subsidiaries, is a leading owner, operator and developer of all-inclusive resorts in prime beachfront locations in popular vacation destinations in Mexico and the Caribbean. As of March 31, 2025, Playa owned and/or managed a total portfolio consisting of 22 resorts (8,342 rooms) located in Mexico, Jamaica, and the Dominican Republic. In Mexico, Playa owns and manages Hyatt Zilara Cancún, Hyatt Ziva Cancún, Wyndham Alltra Cancún, Wyndham Alltra Playa del Carmen, Hilton Playa del Carmen All-Inclusive Resort, Hyatt Ziva Puerto Vallarta and Hyatt Ziva Los Cabos. In Jamaica, Playa owns and manages Hyatt Zilara Rose Hall, Hyatt Ziva Rose Hall, Hilton Rose Hall Resort & Spa, and Jewel Grande Montego Bay Resort & Spa. In the Dominican Republic, Playa owns and manages the Hilton La Romana All-Inclusive Family Resort, the Hilton La Romana All-Inclusive Adult Resort, Hyatt Zilara Cap Cana, and Hyatt Ziva Cap Cana. Playa also manages seven resorts on behalf of third-party owners. Playa currently owns and/or manages resorts under the following brands: Hyatt Zilara, Hyatt Ziva, Hilton All-Inclusive, Wyndham Alltra, Seadust, Kimpton, Jewel Resorts and The Luxury Collection. Playa leverages years of all-inclusive resort operating expertise and relationships with globally recognized hospitality brands to provide a best-in-class experience and exceptional value to guests, while building a direct relationship to improve customer acquisition cost and drive repeat business.
Forward-Looking Statements

This press release contains “forward-looking statements,” as defined by federal securities laws. Forward-looking statements reflect our current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward looking statements. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in Playa’s Annual Report on Form 10-K, filed with the SEC on February 25, 2025, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in Playa’s filings with the SEC. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this press release, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to us (or to third parties making the forward-looking statements).

Definitions of Non-U.S. GAAP Measures and Operating Statistics

Occupancy
“Occupancy” represents the total number of rooms sold for a period divided by the total number of rooms available during such period. The total number of rooms available excludes any rooms considered “Out of Order” due to renovation or a temporary problem rendering them inadequate for occupancy for an extended period of time. Occupancy is a useful measure of the utilization of a resort’s total available capacity and can be used to gauge demand at a specific resort or group of properties during a given period. Occupancy levels also enable us to optimize Net Package ADR (as defined below) by increasing or decreasing the stated rate for our all-inclusive packages as demand for a resort increases or decreases.
Net Package Average Daily Rate (“Net Package ADR”)
“Net Package ADR” represents total Net Package Revenue for a period divided by the total number of rooms sold during such period. Net Package ADR trends and patterns provide useful information concerning the pricing environment and the nature of the guest base of our portfolio or comparable portfolio, as applicable. Net Package ADR is a commonly used performance measure in the all-inclusive segment of the lodging industry and is commonly used to assess the stated rates that guests are willing to pay through various distribution channels.
Net Package Revenue per Available Room (“Net Package RevPAR”)
“Net Package RevPAR” is the product of Net Package ADR and the average daily occupancy percentage. Net Package RevPAR does not reflect the impact of Net Non-package Revenue. Although Net Package RevPAR does not include this additional revenue, it generally is considered the key performance statistic in the all-inclusive segment of the lodging industry to identify trend information with respect to net room revenue produced by our portfolio or comparable portfolio, as applicable, and to evaluate operating performance on a consolidated basis or a regional basis, as applicable.
Net Package Revenue, Net Non-package Revenue, Owned Net Revenue, Management Fee Revenue, Cost Reimbursements and Total Net Revenue
“Net Package Revenue” is derived from the sale of all-inclusive packages, which include room accommodations and premium room upgrades, food and beverage services, and entertainment activities, net of compulsory tips paid to employees. Government mandated compulsory tips in the Dominican Republic are not included in this adjustment, as they are already excluded from revenue. Revenue is recognized, net of discounts and rebates, when the rooms are occupied and/or the relevant services have been rendered. Advance deposits received from guests are deferred and included in trade and other payables until the rooms are occupied and/or the relevant services have been rendered, at which point the revenue is recognized.
“Net Non-package Revenue” includes revenue associated with premium services and amenities that are not included in net package revenue, such as dining experiences, wines and spirits, and spa packages, net of compulsory tips paid to employees. Government mandated compulsory tips in the Dominican Republic are not included in this adjustment, as they are already excluded from revenue. Net Non-package Revenue is recognized after the completion of the sale when the product or service is transferred to the customer. Food and beverage revenue not included in a guest's all-inclusive package is recognized when the goods are consumed.
“Owned Net Revenue” represents Net Package Revenue and Net Non-Package Revenue. Owned Net Revenue represents a key indicator to assess the overall performance of our business and analyze trends, such as consumer demand, brand preference and competition. In analyzing our Owned Net Revenues, our management differentiates between Net Package Revenue and Net Non-package Revenue. Guests at our resorts purchase packages at stated rates, which include room accommodations, food and beverage services and entertainment activities, in contrast to other lodging business models, which typically only include the room accommodations in the stated rate. The amenities at all-inclusive resorts typically include a variety of buffet and á la carte restaurants, bars, activities, and shows and entertainment throughout the day.
“Management Fee Revenue” is derived from fees earned for managing resorts owned by third-parties. The fees earned are typically composed of a base fee, which is computed as a percentage of resort revenue, and an incentive fee, which is computed as a percentage of resort profitability. Management Fee Revenue was a minor contributor to our operating results for the three months ended March 31, 2025 and 2024.
“Total Net Revenue” represents Net Package Revenue, Net Non-package Revenue, Management Fee Revenue, The Playa Collection revenue and certain Other revenues. “Cost reimbursements” is excluded from Total Net Revenue as it is not considered a key indicator of financial and operating performance. Cost reimbursements is derived from the reimbursement of certain costs incurred by Playa on behalf of resorts managed by Playa and owned by third parties. This revenue is fully offset by reimbursable costs and has no net impact on operating income or net income. Contract termination fees are also excluded from Total Net Revenue as they are not an indicator of the performance of our ongoing business.
EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Owned Resort EBITDA, and Owned Resort EBITDA Margin
We define EBITDA, a non-U.S. GAAP financial measure, as net income or loss, determined in accordance with U.S. GAAP, for the period presented before interest expense, income tax and depreciation and amortization expense. EBITDA and Adjusted EBITDA (as defined below) include corporate expenses, which are overhead costs that are essential to support the operation of the Company, including the operations and development of our resorts. We define Adjusted EBITDA, a non-U.S. GAAP financial measure, as EBITDA further adjusted to exclude the following items:
•Other miscellaneous non-operating income or expense
•Pre-opening expense
•Losses or gains on sales of assets
•Share-based compensation
•Other tax expense
•Transaction expenses
•Severance expense for employee terminations resulting from non-recurring or unusual events, such as the departure of an executive officer or the disposition of a resort
•Gains from property damage insurance proceeds (i.e., property damage insurance proceeds in excess of repair and clean up costs incurred)
•Repairs from hurricanes and tropical storms (i.e., significant repair and clean up costs incurred which are not offset by property damage insurance proceeds)
•Loss on extinguishment of debt
•Other items which may include, but are not limited to the following: contract termination fees; gains or losses from legal settlements; and impairment losses.
We include the non-service cost components of net periodic pension cost or benefit recorded within other income or expense in the Condensed Consolidated Statements of Operations in our calculation of Adjusted EBITDA as they are considered part of our ongoing resort operations.
“Adjusted EBITDA Margin” represents Adjusted EBITDA as a percentage of Total Net Revenue.

“Owned Resort EBITDA” represents Adjusted EBITDA before corporate expenses, The Playa Collection revenue and Management Fee Revenue.
“Owned Resort EBITDA Margin” represents Owned Resort EBITDA as a percentage of Owned Net Revenue.
Adjusted Net Income
“Adjusted Net Income” is a non-GAAP performance measure. We define Adjusted Net Income as net income attributable to Playa Hotels & Resorts, determined in accordance with U.S. GAAP, excluding special items which are not reflective of our core operating performance, such as one-time expenses related to debt extinguishment and transaction expenses.
Adjusted Net Income is not a substitute for net income or any other measure determined in accordance with U.S. GAAP. There are limitations to the utility of non-U.S. GAAP financial measures such as Adjusted Net Income. For example, other companies in our industry may define Adjusted Net Income differently than we do. As a result, it may be difficult to use Adjusted Net Income or similarly named non-U.S. GAAP financial measures that other companies publish to compare the performance of those companies to our performance. Because of these and other limitations, Adjusted Net Income should not be considered as a measure of the income or loss generated by our business or discretionary cash available for investment in our business, and investors should carefully consider our U.S. GAAP results presented in this release.
Usefulness and Limitation of Non-U.S. GAAP Measures
We believe that each of Net Package Revenue, Net Non-package Revenue, Owned Net Revenue, Total Net Revenue, Net Package ADR, Net Package RevPAR, and Net Direct Expenses are all useful to investors as they more accurately reflect our operating results by excluding compulsory tips. These tips have a margin of zero and do not represent our operating results.
We also believe that Adjusted EBITDA is useful to investors for two principal reasons. First, we believe Adjusted EBITDA assists investors in comparing our performance over various reporting periods on a consistent basis by removing from our operating results the impact of items that do not reflect our core operating performance. For example, changes in foreign exchange rates (which are the principal driver of changes in other income or expense), and expenses related to capital raising, strategic initiatives and other corporate initiatives, such as expansion into new markets (which are the principal drivers of changes in transaction expenses), are not indicative of the operating performance of our resorts. The other adjustments included in our definition of Adjusted EBITDA relate to items that occur infrequently and therefore would obstruct the comparability of our operating results over reporting periods. For example, revenue from insurance policies, other than business interruption insurance policies, is infrequent in nature, and we believe excluding these expense and revenue items permits investors to better evaluate the core operating performance of our resorts over time. We believe Adjusted EBITDA Margin provides our investors a useful measurement of operating profitability for the same reasons we find Adjusted EBITDA useful.
The second principal reason that we believe Adjusted EBITDA is useful to investors is that it is considered a key performance indicator by our board of directors (our “Board”) and management. In addition, the compensation committee of our Board determines a portion of the annual variable compensation for certain members of our management, including our executive officers, based, in part, on consolidated Adjusted EBITDA. We believe that Adjusted EBITDA is useful to investors because it provides investors with information utilized by our Board and management to assess our performance and may (subject to the limitations described below) enable investors to compare the performance of our portfolio to our competitors.
We believe that Owned Resort EBITDA and Owned Resort EBITDA Margin are useful to investors as they allow investors to measure resort-level performance and profitability by excluding expenses not directly tied to our resorts, such as corporate expenses, and excluding ancillary revenues not derived from our resorts, such as management fee revenue. We believe Owned Resort EBITDA is also helpful to investors that use it in estimating the value of our resort portfolio. Management uses these measures to monitor property-level performance and profitability.
A reconciliation of net income or loss as computed under U.S. GAAP to EBITDA, Adjusted EBITDA and Owned Resort EBITDA is presented below.
Adjusted Net Income is non-GAAP performance measure that provides meaningful comparisons of ongoing operating results by removing from net income or loss the impact of items that do not reflect our normalized operations. A reconciliation of net income or loss as computed under U.S. GAAP to Adjusted Net Income is presented below.
Our non-U.S. GAAP financial measures are not substitutes for revenue, net income or any other measure determined in accordance with U.S. GAAP. There are limitations to the utility of non-U.S. GAAP financial measures, such as Adjusted EBITDA. For example, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-U.S. GAAP financial measures that other companies publish to compare the performance of those companies to our performance. Because of these limitations, our non-U.S. GAAP financial measures should not be considered as a measure of the income or loss generated by our business or discretionary cash available for investment in our business, and investors should carefully consider our U.S. GAAP results presented.
Comparable Non-U.S. GAAP Measures
We believe that presenting Adjusted EBITDA, Owned Resort EBITDA, Total Net Revenue, Net Package Revenue and Net Non-package Revenue on a comparable basis is useful to investors because these measures include only the results of resorts owned and in operation for the entirety of the periods presented and thereby eliminate disparities in results due to the acquisition or disposition of resorts or the impact of resort closures or re-openings in connection with redevelopment or renovation projects. As a result, we believe these measures provide more consistent metrics for comparing the performance of our operating resorts. We calculate Comparable Adjusted EBITDA, Comparable Owned Resort EBITDA, Comparable Total Net Revenue, Comparable Net Package Revenue and Comparable Net Non-package Revenue as the total amount of each respective measure less amounts attributable to non-comparable resorts, by which we mean resorts that were not owned or in operation during some or all of the relevant reporting period.
Our comparable portfolio for the three months ended March 31, 2025 excludes Jewel Paradise Cove Beach Resort & Spa, which was sold in February 2025, Jewel Palm Beach, which was sold in September 2024, and the Hyatt Ziva Los Cabos and Hyatt Ziva Puerto Vallarta, which were partially closed for renovations during 2025.
A reconciliation of net income or loss as computed under U.S. GAAP to comparable Adjusted EBITDA is presented below. For a reconciliation of Comparable Net Package Revenue, Comparable Net Non-package Revenue, and Comparable Total Net Revenue to total revenue as computed under U.S. GAAP, see “Net Package Revenue, Net Non-package Revenue, Owned Net Revenue, Management Fee Revenue, Cost Reimbursements and Total Net Revenue” in this section.

Reconciliation of Non-U.S. GAAP Measures

Playa Hotels & Resorts N.V.
Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Owned Resort EBITDA
($ in thousands)

The following is a reconciliation of our U.S. GAAP net income to EBITDA, Adjusted EBITDA, Owned Resort EBITDA and Comparable Owned Resort EBITDA for the three months ended March 31, 2025 and 2024 ($ in thousands):

	Three Months Ended March 31,
	2025	2024
Net income	$43,125	$54,341
Interest expense	19,961	23,128
Income tax provision	2,361	12,037
Depreciation and amortization	19,440	18,672
EBITDA	84,887	108,178
Other expense (a)	151	793
Share-based compensation	4,395	3,759
Transaction expense (b)	3,373	1,037
Severance expense (c)	452	—
Contract termination fees (d)	6,208	—
Loss (gain) on sale of assets	626	(36)
Non-service cost components of net periodic pension cost	(171)	(259)
Adjusted EBITDA	99,921	113,472
Other corporate (e)	14,107	14,122
The Playa Collection	(1,449)	(1,020)
Management fees	(895)	(2,534)
Owned Resort EBITDA	111,684	124,040
Less: Non-comparable Owned Resort EBITDA	14,120	22,277
Comparable Owned Resort EBITDA(f)	$97,564	$101,763

(a)    Represents changes in foreign exchange and other miscellaneous non-operating expenses or income.
(b)    Represents expenses incurred in connection with corporate initiatives, such as: system implementations, debt refinancing costs; other capital raising efforts; and strategic initiatives, such as the launch of a new resort or possible expansion into new markets.
(c)    For the three months ended March 31, 2025, represents severance expense incurred in connection with the sale of the Jewel Paradise Cove Beach Resort & Spa.
(d)    Represents the forgiveness of outstanding receivables and unamortized key money during the three months ended March 31, 2025 in connection with the termination of our management agreement for the Wyndham Alltra Vallarta.
(e)     For the three months ended March 31, 2025 and 2024, represents corporate salaries and benefits of $10.1 million for 2025 and $9.8 million for 2024, professional fees of $1.6 million for 2025 and $2.1 million for 2024, corporate rent and insurance of $1.3 million for 2025 and $1.0 million for 2024, and corporate travel, software licenses, board fees and other miscellaneous corporate expenses of $1.1 million for 2025 and $1.2 million for 2024.
(f)    Our comparable portfolio for the three months ended March 31, 2025 excludes Jewel Paradise Cove Beach Resort & Spa, which was sold in February 2025, Jewel Palm Beach, which was sold in September 2024, and Hyatt Ziva Los Cabos and Hyatt Ziva Puerto Vallarta, which were partially closed for renovations during three months ended March 31, 2025.

Playa Hotels & Resorts N.V.
Reconciliation of Net Package Revenue, Net Non-Package Revenue and Total Net Revenue to Total Revenue
($ in thousands)
The following table shows a reconciliation of Net Package Revenue and Net Non-package Revenue to total revenue for the three months ended March 31, 2025 and 2024 ($ in thousands):
Total Portfolio

	Three Months Ended March 31,
	2025	2024
Net Package Revenue
Comparable Net Package Revenue	$196,173	$201,793
Non-comparable Net Package Revenue	32,163	51,036
Net Package Revenue	228,336	252,829

Net Non-package Revenue
Comparable Net Non-package Revenue	28,449	26,456
Non-comparable Net Non-package Revenue	4,496	7,253
Net Non-package Revenue	32,945	33,709

The Playa Collection Revenue	1,449	1,020
Management Fee Revenue	895	2,534
Other Revenues	260	420

Total Net Revenue
Comparable Total Net Revenue	227,226	232,223
Non-comparable Total Net Revenue	36,659	58,289
Total Net Revenue	263,885	290,512
Compulsory tips	6,405	7,234
Cost reimbursements	3,205	2,889
Contract termination fees (1)	(6,208)	—
Total revenue	$267,287	$300,635

(1) Represents the forgiveness of outstanding receivables and unamortized key money during the three months ended March 31, 2025 in connection with the termination of the management agreement for the Wyndham Alltra Vallarta.

Playa Hotels & Resorts N.V.
Reconciliation of Net Income to Adjusted Net Income
($ in thousands)

The following table reconciles our net income to Adjusted Net Income for the three months ended March 31, 2025 and 2024 ($ in thousands):

	Three Months Ended March 31,
	2025	2024
Net income	$43,125	$54,341
Reconciling items
Transaction expense	3,373	1,037
Severance expense	452	—
Total reconciling items before tax	3,825	1,037
Income tax provision for reconciling items	(204)	(139)
Total reconciling items after tax	3,621	898
Adjusted Net Income	$46,746	$55,239
The following table presents the impact of Adjusted Net Income on our diluted earnings per share for the three months ended March 31, 2025 and 2024 ($ in thousands, except share data):

	Three Months Ended March 31,
	2025	2024
Adjusted Net Income	$46,746	$55,239

Earnings per share - Diluted	$0.34	$0.39
Total reconciling items impact per diluted share	0.03	0.01
Adjusted earnings per share - Diluted	$0.37	$0.40

Condensed Consolidated Financial Statements

Playa Hotels & Resorts N.V.
Condensed Consolidated Balance Sheet
($ in thousands, except share data)
(unaudited)

	As of March 31,	As of December 31,
	2025	2024
ASSETS
Cash and cash equivalents	$265,400	$189,278
Trade and other receivables, net	66,310	66,957
Insurance recoverable	11,484	14,549
Accounts receivable from related parties	803	1,560
Inventories	15,475	17,226
Prepayments and other assets	47,127	55,065
Property and equipment, net	1,381,110	1,374,330
Derivative financial instruments	658	1,672
Goodwill, net	60,642	60,642
Other intangible assets	1,937	2,091
Deferred tax assets	11,797	11,491
Assets held for sale	—	28,227
Total assets	$1,862,743	$1,823,088
LIABILITIES AND SHAREHOLDERS’ EQUITY
Trade and other payables	$151,087	$154,577
Payables to related parties	7,687	6,611
Income tax payable	23,304	15,442
Debt	1,068,263	1,069,543
Derivative financial instruments	5,701	12,581
Other liabilities	27,635	27,512
Deferred tax liabilities	49,339	54,932
Total liabilities	1,333,016	1,341,198
Commitments and contingencies
Shareholders’ equity
Ordinary shares (par value €0.10; 500,000,000 shares authorized, 173,817,323 shares issued and 122,988,198 shares outstanding as of March 31, 2025 and 172,016,422 shares issued and 121,554,617 shares outstanding as of December 31, 2024)	19,290	19,104
Treasury shares (at cost, 50,829,125 shares as of March 31, 2025 and 50,461,805 shares as of December 31, 2024)	(404,310)	(399,732)
Paid-in capital	1,221,011	1,216,802
Accumulated other comprehensive loss	(4,064)	(8,959)
Accumulated deficit	(302,200)	(345,325)
Total shareholders’ equity	529,727	481,890
Total liabilities and shareholders’ equity	$1,862,743	$1,823,088

Playa Hotels & Resorts N.V.
Condensed Consolidated Statements of Operations
($ in thousands, except share data)
(unaudited)

	Three Months Ended March 31,
	2025	2024
Revenue
Package	$234,339	$259,629
Non-package	33,348	34,143
The Playa Collection	1,449	1,020
Management fees	(3,884)	2,534
Cost reimbursements	1,775	2,889
Other revenues	260	420
Total revenue	267,287	300,635
Direct and selling, general and administrative expenses
Direct	126,642	137,979
Selling, general and administrative	52,182	51,219
Depreciation and amortization	19,440	18,672
Reimbursed costs	3,205	2,889
Loss (gain) on sale of assets	626	(36)
Business interruption insurance recoveries	(21)	(17)
Gain on insurance proceeds	(385)	(370)
Direct and selling, general and administrative expenses	201,689	210,336
Operating income	65,598	90,299
Interest expense	(19,961)	(23,128)
Other expense	(151)	(793)
Net income before tax	45,486	66,378
Income tax provision	(2,361)	(12,037)
Net income	$43,125	$54,341

Earnings per share
Basic	$0.35	$0.40
Diluted	$0.34	$0.39
Weighted average number of shares outstanding during the period - Basic	122,830,671	136,651,696
Weighted average number of shares outstanding during the period - Diluted	125,178,151	138,009,859

Playa Hotels & Resorts N.V.
Consolidated Debt Summary - As of March 31, 2025
($ in millions)

	Maturity			Applicable Rate	LTM Interest (6)
Debt	Date	# of Years	Balance
Revolving Credit Facility (1)	Jan-28	2.8	$—	—%	$0.9
Term Loan (2)(3)	Jan-29	3.8	1,075.3	7.07%	82.3
Total debt (4)			$1,075.3	7.07%	$83.2
Less: cash and cash equivalents (5)			(265.4)
Net debt			$809.9

(1)Undrawn balances bear interest between 0.25% and 0.50% depending on certain leverage ratios. We had $225.0 million available as of March 31, 2025 and 2024, respectively.
(2)Prior to our debt refinancing in June 2024, we incurred interest based on SOFR + 325 bps (where SOFR is subject to a 0.50% floor). Our Term Loan due 2029 currently incurs interest based on SOFR + 275 bps (where SOFR is subject to a 0.50% floor). The effective interest rate was 7.07% as of March 31, 2025.
(3)Effective April 15, 2023, we entered into two interest rate swaps to mitigate the floating interest rate risk on our Term Loan due 2029. The interest rate swaps each have a fixed notional amount of $275.0 million and are not for trading purposes. The fixed rates paid by us on the interest rate swaps are 4.05% and 3.71%, and the variable rate received resets monthly to the one-month SOFR rate. The 4.05% interest rate swap matured on April 15, 2025 and the 3.71% interest rate swap will mature on April 15, 2026.
(4)Excludes $19.4 million of unamortized discounts, $4.7 million of unamortized deferred financing costs, and a $17.1 million financing lease obligation as of March 31, 2025.
(5)Represents cash balances on hand as of March 31, 2025.
(6)Represents last twelve months' cash paid for interest on the outstanding balance of our Term Loan due 2029. The impact of amortization of deferred financing costs and discounts and capitalized interest is excluded.

Segment Operating Statistics - Three Months Ended March 31, 2025 and 2024

		Occupancy				Net Package ADR			Net Package RevPAR			Owned Net Revenue			Owned Resort EBITDA			Owned Resort EBITDA Margin
Total Portfolio	Rooms	2025	2024	Pts Change		2025	2024	% Change	2025	2024	% Change	2025	2024	% Change	2025	2024	% Change	2025	2024	Pts Change
Yucatán Peninsula	2,126	86.9%	87.0%	(0.1)	pts	$502.06	$507.77	(1.1)%	$436.38	$441.54	(1.2)%	$93,181	$95,988	(2.9)%	$38,979	$40,053	(2.7)%	41.8%	41.7%	0.1	pts
Pacific Coast	926	67.0%	86.7%	(19.7)	pts	$550.67	$526.87	4.5%	$369.12	$456.59	(19.2)%	35,048	44,296	(20.9)%	14,027	19,141	(26.7)%	40.0%	43.2%	(3.2)	pts
Dominican Republic	1,524	85.5%	83.7%	1.8	pts	$598.27	$468.26	27.8%	$511.50	$392.07	30.5%	80,598	81,612	(1.2)%	40,670	37,770	7.7%	50.5%	46.3%	4.2	pts
Jamaica	1,203	82.6%	83.1%	(0.5)	pts	$461.29	$524.92	(12.1)%	$381.10	$436.46	(12.7)%	52,454	64,642	(18.9)%	18,008	27,076	(33.5)%	34.3%	41.9%	(7.6)	pts
Total Portfolio	5,779	82.5%	85.1%	(2.6)	pts	$525.34	$502.12	4.6%	$433.20	$427.17	1.4%	$261,281	$286,538	(8.8)%	$111,684	$124,040	(10.0)%	42.7%	43.3%	(0.6)	pts

		Occupancy				Net Package ADR			Net Package RevPAR			Owned Net Revenue			Owned Resort EBITDA			Owned Resort EBITDA Margin
Comparable Portfolio	Rooms	2025	2024	Pts Change		2025	2024	% Change	2025	2024	% Change	2025	2024	% Change	2025	2024	% Change	2025	2024	Pts Change
Yucatán Peninsula	2,126	86.9%	87.0%	(0.1)	pts	$502.06	$507.77	(1.1)%	$436.38	$441.54	(1.2)%	$93,181	$95,988	(2.9)%	$38,979	$40,053	(2.7)%	41.8%	41.7%	0.1	pts
Pacific Coast	—	—%	—%	—	pts	$—	$—	—%	$—	$—	—%	—	—	—%	—	—	—%	—%	—%	—	pts
Dominican Republic	1,524	85.5%	82.6%	2.9	pts	$598.29	$571.09	4.8%	$511.51	$471.77	8.4%	80,602	74,186	8.6%	40,767	36,906	10.5%	50.6%	49.7%	0.9	pts
Jamaica	1,203	84.0%	81.9%	2.1	pts	$467.60	$567.95	(17.7)%	$392.69	$465.34	(15.6)%	50,839	58,075	(12.5)%	17,818	24,804	(28.2)%	35.0%	42.7%	(7.7)	pts
Total Comparable Portfolio	4,853	85.7%	84.3%	1.4	pts	$523.83	$541.74	(3.3)%	$449.14	$456.94	(1.7)%	$224,622	$228,249	(1.6)%	$97,564	$101,763	(4.1)%	43.4%	44.6%	(1.2)	pts

Yucatán Peninsula
•Owned Net Revenue for the three months ended March 31, 2025 decreased $2.8 million, or 2.9%, compared to the three months ended March 31, 2024 and was driven by:
•a decrease in Occupancy of 0.1 percentage points;
•a decrease in Net Package ADR of 1.1%; and
•a decrease in Net Non-package Revenue of $0.9 million, or 8.3%.
•Net Non-package Revenue per sold room decreased 7.3%, primarily driven by a lower meetings, incentives, conventions and events (“MICE”) group contribution to our guest mix.
•Owned Resort EBITDA for the three months ended March 31, 2025 decreased $1.1 million, or 2.7%, compared to the three months ended March 31, 2024 and was driven by:
•a decrease in Net Package ADR compared to the three months ended March 31, 2024;
•a headwind from increased labor and related expenses, which were partially due to union-negotiated and government-mandated wage benefit increases in the second quarter of 2024; partially offset by
•a favorable impact of $5.7 million due to the depreciation of the Mexican Peso, inclusive of the impact of our foreign currency forward contracts (refer to discussion of our derivative financial instruments in Note 12 to the Condensed Consolidated Financial Statements in our Form 10-Q).
•Our Owned Resort EBITDA Margin for the three months ended March 31, 2025 was 41.8%, an increase of 0.1 percentage point compared to the three months ended March 31, 2024. Owned Resort EBITDA Margin was positively impacted by 610 basis points due to the depreciation of the Mexican Peso. Owned Resort EBITDA Margin was negatively impacted by 200 basis points due to increases in labor and related expenses excluding the depreciation of the Mexican Peso compared to the three months ended March 31, 2024. Excluding the impact from the depreciation of the Mexican Peso, Owned Resort EBITDA Margin for the three months ended March 31, 2025 would have been 35.7%, a decrease of 6.0 percentage points compared to the three months ended March 31, 2024.

Pacific Coast
•Owned Net Revenue for the three months ended March 31, 2025 decreased $9.2 million, or 20.9%, compared to the three months ended March 31, 2024 as a result of the ongoing renovations and includes the following:
•a decrease in Occupancy of 19.7 percentage points;
•an increase in Net Package ADR of 4.5%; and
•a decrease in Net Non-package Revenue of $1.5 million, or 26.4%, primarily driven by a lower MICE group contribution to our guest mix;
•Net Non-package Revenue per sold room decreased 0.5%.
•Owned Resort EBITDA for the three months ended March 31, 2025 decreased $5.1 million, or 26.7%, compared to the three months ended March 31, 2024 and was driven by:
•a decrease in Occupancy and Net Non-package Revenue as a result of the ongoing renovations at the Hyatt Ziva Los Cabos; partially offset by
•a favorable impact of $2.0 million due to the depreciation of the Mexican Peso, inclusive of the impact of our foreign currency forward contracts (refer to discussion of our derivative financial instruments in Note 12 to the Condensed Consolidated Financial Statements in our Form 10-Q).
•Our Owned Resort EBITDA Margin for the three months ended March 31, 2025 was 40.0%, a decrease of 3.2 percentage points compared to the three months ended March 31, 2024. Owned Resort EBITDA Margin was positively impacted by 570 basis points due to the depreciation of the Mexican Peso. Excluding the impact from the depreciation of the Mexican Peso, Owned Resort EBITDA Margin would have been 34.3%, a decrease of 8.9 percentage points compared to the three months ended March 31, 2024.
Dominican Republic
•Comparable Owned Net Revenue for the three months ended March 31, 2025 increased $6.4 million, or 8.6%, compared to the three months ended March 31, 2024. The increase was due to the following:
•an increase in Occupancy of 2.9 percentage points;
•an increase in Comparable Net Package ADR of 4.8%, and
•an increase in Comparable Net Non-package Revenue of $1.7 million, or 19.2%, compared to the three months ended March 31, 2024.
•Comparable Net Non-package Revenue per sold room increased 16.5% compared to the three months ended March 31, 2024, partially driven by higher realized fees related to cancellations, as well as an increase in events revenue.
•Comparable Owned Resort EBITDA for the three months ended March 31, 2025 increased $3.9 million, or 10.5%, compared to the three months ended March 31, 2024, and includes a $0.4 million benefit from business interruption insurance proceeds related to Hurricane Fiona. Comparable Owned Resort EBITDA for the three months ended March 31, 2024 also included a $0.4 million benefit from business interruption insurance proceeds related to Hurricane Fiona. Excluding the aforementioned business interruption proceeds from both periods, Comparable Owned Resort EBITDA for the three months ended March 31, 2025 would have increased 0.9% compared to the three months ended March 31, 2024, primarily due to an increase in Comparable Net Package ADR.
•Our Comparable Owned Resort EBITDA Margin for the three months ended March 31, 2025 was 50.6%, an increase of 0.9 percentage points compared to the three months ended March 31, 2024, and includes a favorable impact from business interruption proceeds related to Hurricane Fiona of 50 basis points, which was flat compared to the three months ended March 31, 2024. Excluding the aforementioned business interruption benefit, Comparable Owned Resort EBITDA Margin for the three months ended March 31, 2025 would have been 50.1%, an increase of 0.9 percentage points compared to the three months ended March 31, 2024.
Jamaica
•Comparable Owned Net Revenue for the three months ended March 31, 2025 decreased $7.2 million, or 12.5%, compared to the three months ended March 31, 2024. The decrease and includes the following:
•an increase in Occupancy of 2.1 percentage points;
•a decrease in Comparable Net Package ADR of 17.7%; and
•an increase in Comparable Net Non-package Revenue of $1.2 million, or 16.7%.
•Comparable Net Non-package Revenue per sold room increased 15.1% as a result of a higher MICE group contribution to our guest mix.
•Comparable Owned Resort EBITDA for the three months ended March 31, 2025 decreased $7.0 million compared to the three months ended March 31, 2024.
•Our Comparable Owned Resort EBITDA Margin for the three months ended March 31, 2025 decreased 7.7 percentage points, or 18.0%, compared to the three months ended March 31, 2024. The decrease was primarily driven by the travel advisory issued for Jamaica by the United States government on January 23, 2024.

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